Filed Pursuant to Rule 424(b)(3)
Registration No. 333-261757

PROSPECTUS SUPPLEMENT No. 2
(to Reoffer Prospectus dated October 18, 2023)

GDEV Inc.

982,615 ORDINARY SHARES

This prospectus supplement no. 2 amends and supplements the prospectus dated October 18, 2023 (the “Reoffer Prospectus”) of GDEV Inc. (together with its subsidiaries, the “Company,” “we,” “us” or “our”), which forms part of the Company’s registration statement on Form S-8 (File No. 333-261757). The Reoffer Prospectus, as supplemented by this prospectus supplement no. 2, relates to the offer and sale, from time to time, by the Selling Securityholders (as defined in the Reoffer Prospectus), or their permitted transferees, of (i) up to 982,615 of our ordinary shares, no par value per share (the “ordinary shares”) issued to the Selling Securityholders pursuant to options granted to the Selling Shareholders under GDEV’s 2021 Employee Stock Option Plan, as amended from time to time (the “Plan”). This prospectus supplement no. 2 to the Reoffer Prospectus supersedes prospectus supplement no. 1 to the Reoffer Prospectus, which was filed pursuant to Rule 424(b)(3) with the Securities and Exchange Commission on November 13, 2024.

This prospectus supplement updates and supplements the information in the Reoffer Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Reoffer Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Reoffer Prospectus and if there is any inconsistency between the information in the Reoffer Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

We are not offering any of the ordinary shares and will not receive any proceeds from the sale of the ordinary shares offered by the Reoffer Prospectus, as updated and supplemented by this prospectus supplement, except with respect to amounts, if any, received by us upon exercise of the options granted under the Plan that are subject to the payment of an exercise price. See “Use of Proceeds” in the Reoffer Prospectus.

Upon the issuance of the ordinary shares issuable upon exercise of options granted to the Selling Shareholders under the Plan, the Selling Shareholders may from time to time sell, transfer or otherwise dispose of any or all of the ordinary shares covered by the Reoffer Prospectus, as updated and supplemented by this prospectus supplement, though underwriters or dealers, directly to purchasers (or a single purchaser) or through broker-dealers or agents. If underwriters or dealers are used to sell the shares, we will name them and describe their compensation in a prospectus supplement. The ordinary shares may be sold in one or more transactions at fixed prices, prevailing market prices at the time of sale, prices related to the prevailing market prices, varying prices determined at the time of sale or negotiated prices. We do not know when or in what amount the Selling Shareholders may offer the shares for sale. The Selling Shareholders may sell any, all or none of the shares offered by the Reoffer Prospectus, as updated and supplemented by this prospectus supplement. See “Plan of Distribution” beginning on page 6 of the Reoffer Prospectus for more information about how the Selling Shareholders may sell or dispose of the ordinary shares covered by the Reoffer Prospectus, as updated and supplemented by this prospectus supplement. The Selling Shareholders will bear all sales commissions and similar expenses. We will bear all expenses of registration incurred in connection with this offering, including any other expenses incurred by us in connection with the registration and offering that are not borne by the Selling Shareholders.

The Selling Shareholders are “affiliates” of GDEV (as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”)). The ordinary shares that will be issued to the Selling Shareholders under the Plan will be “control securities” under the Securities Act before their sale under the Reoffer Prospectus, as updated and supplemented by this prospectus supplement. The Reoffer Prospectus, as updated and supplemented by this prospectus supplement, has been prepared for the purposes of registering the ordinary shares under the Securities Act to allow for future sales by the Selling Shareholders on a continuous or delayed basis to the public without restriction.

Our ordinary shares are listed on the Nasdaq Global Market (“Nasdaq”) under the symbol “GDEV.” On July 28, 2026, the last reported sale price of our ordinary shares as reported on Nasdaq was $11.81 per share.

Investing in our securities involves a high degree of risk. For a discussion of information that should be considered in connection with an investment in our securities, see “Risk Factors” beginning on page 4 of the Reoffer Prospectus and the risk factors contained in any document incorporated by reference in the Reoffer Prospectus and any applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Reoffer Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 29, 2026.

EXPLANATORY NOTE

This prospectus supplement no. 2 updates and supplements the Reoffer Prospectus to amend and restate the table of the Selling Securityholders on pages 5 and 6 of the Reoffer Prospectus to update the list of Selling Securityholders named in the Reoffer Prospectus and the amounts of ordinary shares available to be resold by them. This prospectus supplement no. 2 to the Reoffer Prospectus supersedes prospectus supplement no. 1 to the Reoffer Prospectus, which was filed pursuant to Rule 424(b)(3) with the Securities and Exchange Commission on November 13, 2024.

Table of Selling Securityholders

	Ordinary Shares
Name of Selling Securityholder	Shares Owned Before the Offering(1)		Shares Owned Before the Offering (%)(2)	Shares to be Sold(3)	Shares Owned After the Offering	Shares Owned After the Offering (%)(4)
Alexander Karavaev(5)	81,650	(6)	*	80,000	1,650	*
Anton Reinhold(7)	387,381	(8)	2.1	387,381	—	—
Marie Holive(9)	7,906	(10)	*	7,906	—	—
Andrew Sheppard(11)	8,418	(12)	*	8,418	—	—
Tal Shoham(13)	18,560	(10)	*	18,560	—	—

*	Less than one percent (1%)
(1)	The number of ordinary shares listed for each Selling Shareholder is based on the ordinary shares held by such Selling Shareholder as of the date of this prospectus supplement, but assumes the exercise of all options held by such Selling Shareholder and are currently exercisable or exercisable within 60 days of the date of this prospectus supplement.
(2)	In calculating the percentages, (a) the numerator is calculated by adding the number of ordinary shares held by such Selling Shareholders as of the date of this prospectus supplement and the number of ordinary shares issuable upon the exercise of options held by such Selling Shareholder and are currently exercisable or exercisable within 60 days of the date of this prospectus supplement, if any; and (b) the denominator is calculated by adding the aggregate number of ordinary shares outstanding as of the date of this prospectus supplement (being 18,150,489 ordinary shares) and the number of ordinary shares issuable upon the exercise of options held by such Selling Shareholder and are currently exercisable or exercisable within 60 days of the date of this prospectus supplement, if any (but not the number of ordinary shares issuable upon the exercise of options held by any other Selling Shareholder).
(3)	The number of shares to be sold includes (a) the ordinary shares held by such Selling Shareholder as of the date of this prospectus supplement and offered hereby, and (b) the ordinary shares issuable to such Selling Shareholder and offered hereby.
(4)	In calculating the percentages, (a) the numerator is based on the number of ordinary shares included under the column “Shares Owned After the Offering,” and (b) the denominator is calculated by adding the aggregate number of ordinary shares outstanding as of the date of this prospectus supplement (being 18,150,489 ordinary shares) and the number of ordinary shares issuable upon the exercise of options held by such Selling Shareholder and are currently exercisable or exercisable within 60 days of the date of this prospectus supplement, if any (but not the number of ordinary shares issuable upon the exercise of options held by any other Selling Shareholder).
(5)	Alexander Karavaev is Chief Financial Officer of the Company, whose business address is 55, Griva Digeni, Limassol, Cyprus.
(6)	Includes (i) 1,650 ordinary shares currently held as of the date of this prospectus supplement and (ii) 80,000 ordinary shares issuable pursuant to options granted under the Plan that are currently exercisable or exercisable within 60 days of the date of this prospectus supplement.
(7)	Anton Reinhold is the Chief Executive Officer of Nexters Global Ltd., whose business address is 55, Griva Digeni, Limassol, Cyprus.
(8)	Includes (i) 365,309 ordinary shares currently held as of the date of this prospectus supplement and (ii) 22,072 ordinary shares issuable pursuant to options granted under the Plan that are currently exercisable or exercisable within 60 days of the date of this prospectus supplement.
(9)	Marie Holive is a director of the Company, whose business address is 55, Griva Digeni, Limassol, Cyprus.
(10)	Comprises ordinary shares issuable upon the exercise of options granted under the Plan that are currently exercisable.
(11)	Andrew Sheppard is a director of the Company, whose business address is 55, Griva Digeni, Limassol, Cyprus.
(12)	Includes (i) 512 ordinary shares currently held as of the date of this prospectus supplement and (ii) 7,906 ordinary shares issuable pursuant to options granted under the Plan that are currently exercisable or exercisable within 60 days of the date of this prospectus supplement.
(13)	Tal Shoham is a director of the Company, whose business address is 55, Griva Digeni, Limassol, Cyprus.